Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the Merger on the historical financial position and operating results of ESS Technology, Inc. (ESS) and Divio, Inc. (Divio) using the purchase method of accounting in accordance with generally accepted accounting principles in the United States of America. The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the respective companies.

The unaudited pro forma condensed combined balance sheet assumes that the Merger took place on June 30, 2003 and combines ESS’ June 30, 2003 unaudited historical consolidated balance sheet with Divio’s June 30, 2003 unaudited historical balance sheet.

The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2002 assumes the Merger took place as of January 1, 2002 and combines ESS’ consolidated statement of operations for the twelve months ended December 31, 2002 and Divio’s statement of operations for the twelve months ended September 30, 2002.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2003 assumes the Merger took place as of January 1, 2002 and combines ESS’ unaudited condensed consolidated statement of operations for the six months ended June 30, 2003 and Divio’s unaudited condensed statement of operations for the six months ended March 31, 2003.

The unaudited pro forma statements include adjustments to reflect the purchase price consideration (which for accounting purposes is determined based upon cash consideration paid by ESS and estimated direct transaction costs) and the acquired assets and liabilities of Divio. The allocation of the Merger Consideration is based on appraisals and a comprehensive final evaluation of the fair value of Divio’s tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the consummation of the Merger.

The pro forma statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of ESS would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of ESS included in its Quarterly and Annual Reports on Forms 10-Q and 10-K and of Divio included in this Current Report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2003
(in thousands, except per share data)

	June 30, 2003	June 30, 2003	Pro Forma

	ESS	Divio	Adjustments			Combined

ASSETS
Current Assets:
Cash and cash equivalents	$74,544	$1,813	$(30,047)	(A	)	$46,310
Short-term investments	61,377	—				61,377
Accounts receivable, net	30,859	199				31,058
Accounts receivable- MediaTek	45,000	—				45,000
Inventories	23,867	1,137				25,004
Deferred income taxes	351	—				351
Prepaid expenses and other assets	3,963	294				4,257

Total current assets	239,961	3,443	(30,047)			213,357
Property, plant and equipment, net	20,763	626				21,389
Other assets, net	37,002	348	29,948	(B	)	67,298

Total Assets	$297,726	$4,417	$(99)			$302,044

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$39,265	$1,991				$41,256
Income taxes payable and deferred income taxes	36,576	—				36,576

Total current liabilities	75,841	1,991	—			77,832

Non-current deferred tax liability	10,813	—	2,587			13,400

Convertible preferred stock	—	31,278	(31,278)			—
Shareholders’ equity:
Common stock	171,529	9,942	(9,942)	(C	)	171,529
Deferred stock compensation	—	(523)	523	(C	)	—
Accumulated other comprehensive income	440	—				440
Retained earnings	39,103	(38,271)	38,011	(D	)	38,843

Total shareholders’ equity	211,072	(28,852)	28,592			210,812

Total Liabilities and Shareholders’ Equity	$297,726	$4,417	$(99)			$302,044

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended
	December 31, 2002	September 30, 2002	Pro Forma

	ESS	Divio	Adjustments			Combined

Statement of Operations Data:
Net revenues	$273,442	$4,466				$277,908
Cost of revenues	176,454	2,668	1,597	(E	)	180,719

Gross profit	96,988	1,798	(1,597)			97,189
Operating expenses:
Research and development	26,964	7,465				34,429
Selling, general and administrative	34,170	3,266	800	(E	)	38,236

Operating income (loss)	35,854	(8,933)	(2,397)			24,524
Nonoperating income, net	2,407	63	—			2,470

Income (loss) before income taxes	38,261	(8,870)	(2,397)			26,994
Provision for (benefit from) income taxes	984		(983)	(F	)	1

Net income (loss)	$37,277	$(8,870)	$(1,414)			$26,993

Net income (loss) per share - basic	$0.85					$0.61

Net income (loss) per share - diluted	$0.80					$0.58

Shares - basic	44,044					44,044

Shares - diluted	46,731					46,731

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Six Months Ended
	June 30, 2003	March 31, 2003	Pro Forma

	ESS	Divio	Adjustments			Combined

Statement of Operations Data:
Net revenues	$64,162	$2,089				$66,251
Cost of revenues	44,358	856	798	(E	)	46,012

Gross profit	19,804	1,233	(798)			20,239
Operating expenses:
Research and development	13,586	3,168				16,754
In-process research and development	1,420	—				1,420
Selling, general and administrative	13,334	1,207	400	(E	)	14,941

Operating income (loss)	(8,536)	(3,142)	(1,198)			(12,876)
Nonoperating income, net	45,131	(9)	—			45,122

Income (loss) before income taxes	36,595	(3,151)	(1,198)			32,246
Provision for (benefit from) income taxes	22,807	—	(491)	(F	)	22,316

Net income (loss)	$13,788	$(3,151)	$(707)			$9,930

Net income (loss) per share - basic	$0.34					$0.25

Net income (loss) per share - diluted	$0.34					$0.24

Shares - basic	40,164					40,164

Shares - diluted	41,129					41,129

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes To Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Pro Forma Presentation

On August 15, 2003, ESS acquired 100% of the outstanding shares of Divio, Inc., a Delaware corporation (“Divio”) for $27.1 million in cash. Divio, based in Sunnyvale, California, is a privately held company that designs, manufactures and markets digital video and imaging semiconductor products. The acquisition was accounted for as purchase business combination under SFAS No. 141, “Business combination,” (“SFAS 141”). Accordingly, the estimated fair value of assets acquired and liabilities assumed were included in ESS’ condensed consolidated balance sheet as of August 15, 2003, the effective date of the purchase. The results of operations are included in ESS’ condensed consolidated results of operations as of and since the effective date of the purchase. There were no significant differences between the accounting policies of ESS and Divio.

ESS allocated the purchase price of $27.1 million and $2.9 million of legal, other professional expenses and other costs directly associated with the acquisition based on the fair values of the assets acquired and liabilities assumed. The fair value of identifiable intangible assets, goodwill and in-process research and development are based on management’s estimates and an appraisal. The purchase price and related expenses of $30.0 million were preliminarily allocated as follows:

Purchase price allocation	Amounts

(In thousands)
Net tangible assets	$1,661
Identifiable intangible assets	6,310
Goodwill	23,393
Deferred tax liabilities	(2,587)

Net assets acquired	28,777
In process research and development	1,270

Total consideration	$30,047

The fair value of $1.3 million allocated to in-process research and development (IPR&D) was expensed immediately during the three months ended September 30, 2003. IPR&D consists of those products that were not yet proven to be technologically feasible but have been developed to a point where there is value associated with them in relation to potential future revenue. Because technological feasibility was not yet proven and no alternative future uses are believed to exist for the in-process technologies, the assigned value was expensed immediately upon the closing date of the acquisition. The value of $1.3 million assigned to the acquired IPR&D was determined by identifying research projects in areas for which technological feasibility has not been established and there is no alternative future use.

Notes To Unaudited Pro Forma Condensed Combined Financial Information
(continued)

The value of IPR&D was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below. A discount rate of 30% was used due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility. Revenue resulting from IPR&D projects is expected to commence in calendar year 2004.

The following table lists the components of $6.3 million identifiable intangible assets and their respective useful lives.

	Fair
	Estimated	Estimated
Identifiable intangible assets	Value	Life

	(In thousands)
Existing technology	$4,790	3 years
Patents and core technology	820	3 years
Customer relationships	510	3 years
Partner relationships	110	3 years
Order backlog	80	3 months

Total identifiable intangible assets	$6,310

Identifiable intangible assets of $6.3 million will be amortized over their respective estimated useful lives. The following table summarizes the annual amortization expenses for identifiable intangible assets through 2006.

Amortization Expenses	Amounts
For Year Ending December 31,
(In thousands)

2003	$858
2004	2,077
2005	2,077
2006	1,298

Total	$6,310

Notes To Unaudited Pro Forma Condensed Combined Financial Information
(continued)

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized and will be tested for impairment at least annually. The preliminary purchase price allocation for Divio is subject to revision as more detailed analysis is completed and additional information on the fair values of Divio’s assets and liabilities become available. Any change in the fair value of the net assets of Divio will change the amount of the purchase price allocable to goodwill. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

2. Pro Forma Adjustments

Certain reclassifications have been made to conform Divio’s historical amounts to ESS’ financial statement presentation.

The following pro form adjustments have been made to the Unaudited Condensed Combined Pro Forma Financial Information:

(A) To reflect cash paid for the $27.1 million merger consideration and $2.9 million of professional fees and other costs directly associated with the transaction.

(B) To record goodwill and other intangible assets resulting from the transaction.

(C) To eliminate common stock and deferred stock compensation accounts of Divio, Inc.

(D) To eliminate accumulated deficit of Divio, Inc., record one-time charge for in-process research and development and record the change in net assets of Divio, Inc. between June 30, 2003 (pro forma balance sheet date) and August 15, 2003 (the date when the merger was consummated).

(E) To reflect amortization of intangible assets resulting from the Merger; and

(F) To adjust the provision for income taxes to reflect the impact of the pro forma adjustments.

The one-time charge to expense for the fair value of the in-process research and development acquired in the Merger has been excluded from the unaudited pro forma condensed combined statement of operations due to its non-recurring nature.